Middlesex Water Company Reports Second Quarter 2026 Earnings
•Diluted earnings per share (“EPS”) of $0.79
•Invested $53 million in water and wastewater utility infrastructure during the first half of 2026
•Declared $0.36 common stock cash dividend

ISELIN, N.J., July 30, 2026 -- Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ: MSEX) today announced financial results for the second quarter ended June 30, 2026.
"Our results demonstrate the effectiveness of our disciplined approach to operational, financial, and strategic execution,” said Nadine Leslie, Chair, President, and Chief Executive Officer of Middlesex Water Company. “Strong earnings, driven in part by increased wholesale customer demand and favorable weather, contributed to another solid quarter of performance. In addition, we continue to invest in critical infrastructure to increase long-term reliability, growth, and value for our customers and shareholders under our MWC 2030 Vision."
Second Quarter 2026 Results
Middlesex reported net income of $14.8 million and diluted EPS of $0.79, compared to net income of $10.8 million and diluted EPS of $0.60 for the same quarter in 2025.
Operating revenues for the quarter ended June 30, 2026, were $56.4 million, an increase of $7.0 million, compared to the same quarter last year. Operating revenues for the Middlesex System increased $5.3 million due to increased wholesale demand, customer consumption and base rate increases. Tidewater System revenues increased $1.7 million due to increased customer consumption, customer growth and rate increases.
Operating expenses for the quarter ended June 30, 2026, were $38.1 million, an increase of approximately $2.7 million, compared to $35.4 million for the same quarter last year. Operations and maintenance expenses increased $2.3 million primarily due to increases in the allowance for credit loss reserve and employee related costs, partially offset by higher capitalizable costs; and other taxes increased $0.3 million due to higher gross receipts taxes on higher revenues in the Middlesex System.
Year-to-Date Results
Net income for the six months ended June 30, 2026, was $25.4 million, a $5.1 million increase when compared to the same period in 2025. Diluted earnings per share were $1.36 and $1.13 for the six months ended June 30, 2026, and 2025, respectively.
Operating revenues for the six months ended June 30, 2026, were $105.1 million, an increase of approximately $11.4 compared to the same period in 2025. Middlesex System revenues increased $8.8 million due to increased wholesale demand, customer consumption and base rate increases. Tidewater System revenues increased $2.5 million due to increased customer consumption, customer growth, and rate increases. Non-regulated revenues increased $0.1 million, primarily due to higher supplemental contract services.
Operating expenses for the six months ended June 30, 2026, increased $5.6 million compared to the same period in 2025. Operations and maintenance expenses increased $4.2 million primarily due to increases in allowance for credit loss reserve, employee related costs, and variable production costs, partially offset by higher capitalizable costs. Depreciation expense increased $0.6 million due to higher average utility plant in service. Other taxes increased $0.8 million due to higher gross receipts taxes on higher revenues in the Middlesex System.
Selective and Sustainable Growth
Middlesex invested approximately $53 million to upgrade, replace and enhance the resiliency of its water and wastewater utility infrastructure during the six months ended June 30, 2026, or approximately 42% of its planned 2026 annual investment of $126 million.
Dividend Declared
As previously announced on July 23, 2026, the Company’s Board of Directors declared a third quarter cash dividend of $0.36 per common share. Dividends on common shares will be paid on September 1, 2026, to shareholders of record as of August 17, 2026. Middlesex has paid cash dividends each year since 1912 and has increased the dividends received by shareholders each calendar year for 53 consecutive years.
About Middlesex Water Company
Middlesex Water Company (“Middlesex”) is one of the nation’s premier investor-owned water and wastewater utilities. Established in 1897, Middlesex is a trusted provider of life-sustaining services to more than half a million people in New Jersey and Delaware. The company focuses on employee engagement, operational excellence, superior customer experience, investment in infrastructure, and selective and sustainable growth to deliver value to our customers, investors, and the communities we serve.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available. This information is based on estimates, assumptions, and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees,” or the negative of those words or other comparable terminology. The Company intends that these statements be covered by the safe harbors created under those laws. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Contact:
Summer DeFEO, Senior Director of Communications
sdefeo@middlesexwater.com
(732) 638-7510
Investor Relations Contact:
Jennifer Ketschke, Director, Investor Relations and Treasury
InvestorRelations@middlesexwater.com
(732) 638-7523

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Operating Revenues	$56,357	$49,323	$105,071	$93,624

Operating Expenses:
Operations and Maintenance	25,399	23,066	48,411	44,175
Depreciation	6,761	6,703	13,797	13,230
Other Taxes	5,968	5,642	11,532	10,750

Total Operating Expenses	38,128	35,411	73,740	68,155

Operating Income	18,229	13,912	31,331	25,469

Other Income:
Allowance for Funds Used During Construction	700	413	1,334	786
Other Income, net	1,648	1,485	3,017	2,910

Total Other Income, net	2,348	1,898	4,351	3,696

Interest Charges	4,016	3,623	7,231	6,336

Income before Income Taxes	16,561	12,187	28,451	22,829

Income Taxes	1,789	1,409	3,074	2,571

Net Income	14,772	10,778	25,377	20,258

Preferred Stock Dividend Requirements	18	19	35	41

Earnings Applicable to Common Stock	$14,754	$10,759	$25,342	$20,217

Earnings per share of Common Stock:
Basic	$0.79	$0.60	$1.36	$1.13
Diluted	$0.79	$0.60	$1.36	$1.13

Average Number of
Common Shares Outstanding:
Basic	18,707	17,962	18,627	17,926
Diluted	18,737	17,993	18,657	17,957